EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference (i) in the Registration Statement (Form S-8 No. 333-140576) pertaining to the 2007 Omnibus Equity Incentive Plan of Fortress Investment Group LLC (ii) in the Registration Statement (Form S-3 No 333-153689) and related Prospectus of Fortress Investment Group LLC for the registration of Class A Shares, Preferred Shares, Depositary Shares, Warrants, Subscription Rights, Purchase Contracts and Purchase Units and (iii) in the Registration Statement (Form S-3 No. 333-168954) and related Prospectus of Fortress Investment Group LLC for the registration of Class A Shares of our report dated March 1, 2011 (except for Note 11, as to which the date is August 4, 2011), with respect to the consolidated financial statements of Fortress Investment Group LLC and our report dated March 1, 2011, with respect to the effectiveness of internal control over financial reporting of Fortress Investment Group LLC, included in this Current Report on Form 8-K dated August 4, 2011.

/s/ Ernst & Young LLP

New York, New York

August 4, 2011